Exhibit 99.1

AXCELIS ANNOUNCES RETIREMENT OF CFO

Kevin Brewer to take Interim CFO Role during Search

BEVERLY, Mass., June 20, 2013 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced CFO Jay Zager will be retiring from the company at the end of August, 2013. Effective July 1, 2013 Kevin Brewer will become executive vice president and interim chief financial officer, continuing his role as executive vice president, global operations. Zager will retain the title of executive vice president, finance until his retirement to facilitate a transition as the company conducts an external search for a chief financial officer.

Brewer has over 30 years of experience with global high technology firms, and for the last decade has been leading Axcelis’ worldwide manufacturing and supply chain operations.  Brewer currently also manages the company’s global facilities and information technology operations.  Brewer joined Axcelis in 1999, initially as director of operations, becoming a vice president in 2002.  Prior to joining Axcelis, Brewer was director of operations, Business Jets, at Raytheon Aircraft Company, a leading manufacturer of business and special mission aircraft.  He also held various management positions in operations and strategic planning in Raytheon Company’s Electronic Systems and Missile Systems groups.  Brewer holds a BS degree in Mechanical Engineering Technology and a Master’s degree in Business Administration.

“I want to thank Jay for his many contributions to Axcelis,” commented Mary Puma, chairman and CEO of Axcelis. “During this last downturn he has worked with the management team to streamline the business and strengthen our financial model, including shoring up cash. His efforts have left the company well positioned to leverage the growth we anticipate as a result of our Purion products and improving market conditions. We wish him all the best in his future endeavors.”

Puma added, “Kevin Brewer has been a valued member of the Axcelis team for many years. He has an in depth understanding of the company and will provide strong leadership in the interim. Our solid financial team, combined with investor relations assistance from Doug Lawson, our senior vice president of strategic initiatives, will allow for a smooth transition.”

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. The Company’s Internet address is: www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com